EXHIBIT 5.2

[ERNST & YOUNG LOGO]

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 7, 2005 with respect to the consolidated balance sheets of High Point Resources Inc. as at December 31, 2004, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for the years then ended included in the Registration Statement (Form F-10 No. 333-•) and related prospectus of Enterra Energy Trust (the “Trust”) for the registration of up to US$500,000,000 of trust units, trust unit purchase contracts and warrants of the Trust.

/s/ Ernst & Young LLP November 8, 2005 Calgary, Canada	Chartered Accountants